Exhibit 10.6

Execution Version

CONSENT AGREEMENT

This CONSENT AGREEMENT is entered into as of May 17, 2021 (this “Agreement”), by and among Advance/Newhouse Programming Partnership, a New York partnership (“ANPP”), Advance/Newhouse Partnership, a New York partnership (“ANP, and together with ANPP, collectively, the “Stockholders”), and Discovery, Inc., a Delaware corporation (the “Company” and, together with the Stockholders, the “parties”).

RECITALS

WHEREAS, as of the date hereof, (i) ANPP is the direct record holder as well as the Beneficial Owner of 7,852,582.44 shares of Series A-1 Convertible Participating Preferred Stock, par value $0.01 per share, of the Company (“Series A-1 Preferred Stock”), 4,099,296.50 shares of Series C-1 Convertible Preferred Stock, par value $0.01 per share, of the Company (“Series C-1 Preferred Stock”), and 12,507,224 shares of Series C Common Stock, par value $0.01 per share, of the Company (“Series C Common Stock”) and (ii) ANP is the direct record holder as well as the Beneficial Owner of 214,053 shares of Series C-1 Preferred Stock, and two shares of Series C Common Stock;

WHEREAS, it is contemplated that the Company enter into a potential business combination transaction involving the Company and certain businesses of AT&T Inc. (“AT&T”), a Delaware corporation, in accordance with an Agreement and Plan of Merger to be entered into by the Company, AT&T, Magallanes, Inc., a Delaware corporation (“Spinco”), a Delaware corporation and subsidiary of AT&T, and Drake Subsidiary, Inc., a Delaware corporation and a subsidiary of the Company, in substantially the form attached hereto as Exhibit A (as it may be amended, supplemented, modified or waived from time to time in accordance with this Agreement, the “Merger Agreement” and such transaction, the “Merger”); and

WHEREAS, in connection with the consummation of the Merger, it is contemplated that the Company will amend and restate its Restated Certificate of Incorporation (the “Existing Charter”), pursuant to which, among other things, each share of (i) Series A Common Stock, par value $0.01 per share (the “Series A Common Stock”), of the Company issued and outstanding or held by the Company as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, designated as Series A Common Stock (the “Common Stock”) (the “Series A Common Reclassification”), (ii) Series B Common Stock, par value $0.01 per share, (the “Series B Common Stock”) of the Company issued and outstanding or held by the Company as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Series B Common Reclassification”), (iii) Series C Common Stock issued and outstanding or held by the Company as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, one (1) validly issued, fully paid and non-

assessable share of Common Stock (the “Series C Common Reclassification”), (iv) Series A-1 Preferred Stock issued and outstanding or held by the Company as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into 13.11346315 validly issued, fully paid and non-assessable shares of Common Stock (the “Preferred A Reclassification”) and (v) Series C-1 Preferred Stock issued and outstanding or held by the Company as treasury stock as of immediately prior to the Effective Time shall be reclassified as, and be converted into, such number of validly issued, fully paid and non-assessable shares of Common Stock as the number of shares of Series C Common Stock each such share of Series C-1 Preferred Stock would have been convertible into under the Certificate of Incorporation of the Company (including, the Company’s Certificate of Designation of Series C-1 Convertible Participating Preferred Stock) in effect immediately prior to the effective time (the “Preferred C Reclassification” and the Preferred C Reclassification together with the Series A Common Reclassification, the Series B Common Reclassification, Series C Common Reclassification and the Preferred A Reclassification, the “Reclassification”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Consent. ANPP hereby agrees that, concurrently with the execution and delivery of this Agreement and the Merger Agreement by the parties hereto and thereto, ANPP shall execute and deliver to the Company a consent in the form attached hereto as Exhibit B (the “Consent”). The Consent, once delivered, is irrevocable, unconditional and effective immediately; provided, however, that unless there has been a Series A-1 Mandatory Conversion (as defined in the Existing Charter), each of the following shall require the prior written consent (not to be unreasonably withheld, conditioned or delayed) of ANPP if taken or effectuated prior to the Charter Amendment Effective Time:

(a) any amendment, supplement or modification to the Merger Agreement or the Separation Agreement or waiver of any condition therein which would materially and adversely affect the Stockholders or increase the relative pro forma aggregate ownership percentage of AT&T’s stockholders in the Company (as compared to the aggregate ownership percentage of the Company’s stockholders in the Company) at the Effective Time (other than in a de minimis manner); or

(b) entry into any Alternative Transaction Structure.

2. Transfer of Shares. Each Stockholder agrees that from and after the date of this Agreement until the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) the date that the Company has obtained the RMT Partner Stockholder Approval, it will not, directly or indirectly, (i) sell, transfer, distribute, pledge, hypothecate, donate, assign, appoint or otherwise dispose of or encumber (each of the foregoing, a “Transfer”) any shares of Series A-1 Preferred Stock, (ii) deposit any shares of Series A-1 Preferred Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Series A-1 Preferred Stock or grant any proxy or power of attorney with respect thereto, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any shares of Series A-1 Preferred Stock, or (iv) take any action that would reasonably be expected to conflict with, violate, restrict or otherwise adversely affect such Stockholder’s legal power, authority, right and ability to comply with and perform its representations, warranties, covenants and obligations under this Agreement in any material respect; provided, however, that the foregoing shall not prevent any Stockholder from transferring any shares of Series A-1 Preferred Stock to any Person who signs a joinder to this Agreement (in a form reasonably acceptable to the Company) to agree to, and be bound by, such Stockholder’s obligations herein and, if requested by the Company, to execute a written consent in the form of the Consent. Any Transfer in violation of this provision shall be void ab initio.

3. Board Seat. The Company agrees that Steve Miron and Steven Newhouse (the “Specified Directors”) shall be designated by the Company pursuant to Section 2.8 of the Merger Agreement to serve as RMT Partner Designees at the Effective Time in the class of directors whose terms will expire at the third annual meeting of stockholders following the Effective Time; provided, however, that each such individual’s service as a director of the Company must comply with applicable Laws, including without limitation any applicable requirements of the Clayton Antitrust Act of 1914 and other competition laws and regulations, and the Company shall not be required to designate any such individual to serve as a director if a Governmental Entity (x) advises the Company that such service would be inconsistent with competition laws and regulations or (y) asserts (and after objection by the Company continues to assert that) the approval of the Transactions under applicable antitrust laws should be conditioned on the Company’s commitment not to designate such individual(s) as director(s); provided, further, that the Company shall have used its commercially reasonable efforts to limit the imposition of any such condition by the applicable Governmental Entity. For purposes of the foregoing sentence, “commercially reasonable efforts” shall not require the Company or any of its Subsidiaries to take any action that would reasonably be expected to have a Detriment. If any Specified Director is unable or unwilling to serve as a director for his initial term, then the Company shall designate such replacement(s) to serve as RMT Partner Designee(s) as may be selected by the Stockholders and reasonably acceptable to the Company, subject to the proviso of the first sentence of this Section 3. Notwithstanding the foregoing, the Company’s obligation pursuant to this Section 3 shall terminate if the Stockholders and their Affiliates hold less than 5% of the outstanding voting stock of the Company at or prior to the Effective Time.

4. Registration Rights. Following the date hereof, the Company and the Stockholders shall enter into a registration rights agreement on customary terms (including five (5) demand rights for the Stockholders) to be effective following consummation of the Merger. In addition, any Stockholder or an Affiliate thereof may exercise any demand right under and in accordance with the terms of the Registration Rights Agreement, dated as of September 17, 2008 by and between the Company and ANPP, as amended on August 7, 2017 (the “Existing RRA”), between the date of the RMT Partner Stockholder Meeting and the Effective Time and, subject to and in accordance with the Existing RRA, if exercised, the Company shall use commercially reasonable efforts to provide that there shall be an effective registration statement available in respect of any such demand for at least one thirty (30) consecutive trading days period prior to consummation of the Merger unless such consummation is reasonably expected to occur within three (3) months of the RMT Partner Stockholder Meeting.

5. Further Assurances.

(a) From time to time and without additional consideration, each of the Stockholders and the Company shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as are reasonably necessary in order to perform its obligations under this Agreement.

(b) The Stockholders shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to assist and cooperate in obtaining any necessary regulatory approvals; provided, that neither Stockholder nor any such Subsidiaries shall be required to (i) sell, divest, hold separate or otherwise dispose of any portion of their respective assets, properties or businesses, (ii) take any action that limits their freedom of action with respect to, or their ability to retain, one or more of their assets, properties or businesses or (iii) take or agree to take any other action or agree to any limitation that would have an adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of any Stockholder or any of its Affiliates.

6. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants as of the date hereof to the Company with respect to the Stockholder and such Stockholder’s ownership of shares of Series A-1 Preferred Stock (if applicable) as follows:

(a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and the Consent and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution, delivery and performance by the Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or the Reclassification.

(b) No Conflicts. Neither the execution and delivery of this Agreement or the Consent, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms hereof or thereof, will violate, conflict with or result in a material breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, other than any such violation, conflict, breach or default that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or the Reclassification.

(c) Series A-1 Preferred Stock. ANPP is the direct record holder as well as the Beneficial Owner of 7,852,582.44 shares of Series A-1 Preferred Stock, 4,099,296.50 shares of Series C-1 Preferred Stock, and 12,507,224 shares of Series C Common Stock. ANP is the direct record holder as well as the Beneficial Owner of 214,053 shares of Series C-1 Preferred Stock and two shares of Series C Common Stock. Each of ANPP and ANP own such shares free and clear of any and all security interests, liens, encumbrances, equities, claims, options or limitations of whatever nature (including any restriction on the right to vote, sell or otherwise dispose of such shares), except for any such lien or other restriction arising under applicable securities Laws or under the Existing Charter or any of the Certificates of Designations. None of the shares of Series A-1 Preferred Stock is subject to any agreement, arrangement or restriction with respect to such shares that would prevent or delay ANPP’s ability to perform its obligations hereunder. There are no agreements or arrangements of any kind, contingent or otherwise, obligating ANPP to Transfer, or cause to be Transferred, any shares of Series A-1 Preferred Stock and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such shares.

(d) Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the Consent.

(e) Litigation. As of the date hereof, to the knowledge of the Stockholder, there is no action, proceeding or investigation pending or threatened in writing against the Stockholder that questions the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

7. Representations and Warranties of the Company. The Company represents and warrants to the Stockholders that (a) the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (b) the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and, subject to receipt of the RMT Partner Stockholder Approval and the Consent, the consummation of the transactions contemplated hereby and thereby. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Other than as set forth in the Transaction Documents and except for any other agreements, true, correct and complete copies of which have been made available to the Stockholders prior the execution of this Agreement, the Company does not have any agreements, arrangements or understandings of any kind with Dr. John C. Malone with respect to the Transactions. The Transactions and the entry into this Agreement by the Stockholder do not constitute or trigger a Series A-1 Mandatory Conversion (as defined in the Existing Charter).

8. Tax Treatment. The parties intend that for U.S. federal income tax purposes the Reclassification be treated as a tax-free transaction in which no gain or loss is recognized by the Stockholders, and neither party shall take any tax position inconsistent therewith except as otherwise required by a change in applicable law or a good faith resolution of a tax contest.

9. Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement unless otherwise indicated. For purposes of this Agreement, the term “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Exchange Act, and the rules and regulations promulgated thereunder, as in effect from time to time.

10. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the written agreement of the Stockholders and the Company to terminate this Agreement with the prior written consent of a majority of the members of the Independent Transaction Committee of the Company’s Board of Directors. For the avoidance of doubt, this Agreement shall survive the closing of the Merger. No termination of this Agreement shall relieve any party of any liability or damages to any other party resulting from any prior breach of this Agreement and the provisions set forth in Sections 9 through 24 shall survive any such termination.

11. Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement (in each case, without the requirement to post a bond), this being in addition to any other remedy to which the parties are entitled at law or in equity, and each of the parties agrees that it shall not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages.

12. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the parties hereto agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement exclusively in the Court of Chancery of the State of Delaware, or if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) it acknowledges and agrees that the mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 19 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 12(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence any Proceeding or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 12(b).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12(C).

13. Modification or Amendment. This Agreement may be amended, modified or supplemented only in a writing signed by the Stockholders, AT&T and the Company with the prior written consent of a majority of the members of the Independent Transaction Committee of the Company’s Board of Directors.

14. Conflicting Agreements. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement, arrangement or understanding which would conflict with or violate the terms of this Agreement. The Stockholders’ execution of this Agreement and performance of their obligations hereunder shall not trigger a Series A-1 Mandatory Conversion (as defined in the Existing Charter).

15. Disclosure. The Company shall not issue any press release or investor relations materials or make any other public disclosure, including in the Distribution Registration Statement, RMT Partner Registration Statement, Tender Offer Statement or Proxy Statement (including in the background section thereof), or any filings with or notices to governmental authorities in connection with the Merger Agreement (other than any Regulatory Approvals (but excluding, for the avoidance of doubt, filings and correspondence with the SEC related to the Distribution Registration Statement, RMT Partner Registration Statement, Tender Offer Statement or Proxy Statement (including in the background section thereof)), in each case, without the prior written consent of the Stockholders (not to be unreasonably withheld, conditioned or delayed) and without giving the Stockholders a reasonable opportunity to review and comment on any such press release, other materials and other public disclosure to the extent that any such press release, other materials or other public disclosure expressly refers to any Stockholder or any of its Affiliates in connection with the Transactions, including their role in the Transactions, ownership of the Company or the nature of the Stockholders’ obligations under this Agreement or the other Transaction Documents. Except as required by Law, the Stockholders shall not issue any press release or make any other public disclosure, including in any filings with or notices to governmental authorities in connection with the Merger Agreement without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) and without giving the Company a reasonable opportunity to review and comment on any such press release, other materials and other public disclosure.

16. Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any waivers hereunder by the Company shall require the prior written consent of a majority of the members of the Independent Transaction Committee of the Company’s Board of Directors.

17. Assignment. This Agreement shall not be assignable by operation of Law or otherwise. Any assignment in contravention of the preceding sentence shall be null and void.

18. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

19. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties to one or more of the other parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email; provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective parties at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 19:

(A) if to the Company to:

Discovery, Inc.

230 Park Avenue South

New York, NY 10003

Attention:     Bruce Campbell

Fax:               (212) 548-5848

Email:           bruce_campbell@discovery.com

with copies (which shall not constitute notice) to:

Discovery, Inc.

1 Discovery Place

Silver Spring, MD 20910

Attention:     Savalle Sims, Executive Vice President and General Counsel

Email:           savalle_sims@discovery.com

and

Debevoise & Plimpton LLP

919 Third Avenue New York,

New York 10022

Attn:         Jeffrey J. Rosen

Jonathan E. Levitsky

Sue Meng

Email:       jrosen@debevoise.com

jelevitsky@debevoise.com

smeng@debevoise.com

and

Wachtell, Lipton, Rosen & Katz

51 W 52nd Street

New York, NY 10019

Attention: Andrew J. Nussbaum, Esq.

                 Karessa L. Cain, Esq.

Email:      AJNussbaum@wlrk.com

                 KLCain@wlrk.com

(B) if to the Stockholders to:

Advance Publications, Inc.

1 World Trade Center

New York, NY 10007

Attention: Michael Fricklas

Email: CLO@advance.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:     Robert B. Schumer, Esq.

    Ariel J. Deckelbaum, Esq.

    Cullen L. Sinclair, Esq.

Email:           rschumer@paulweiss.com

    ajdeckelbaum@paulweiss.com

    csinclair@paulweiss.com

The Company shall deliver to the Stockholders copies of any material written notices delivered by AT&T or Spinco to the Company under the Merger Agreement or any other Transaction Document promptly following receipt thereof by the Company.

20. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the parties shall negotiate in good faith to modify this Agreement to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such modification, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

21. Entire Agreement. This Agreement and the Voting Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

22. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF) or by other electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

24. No Ownership Interests. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any shares of Series A-1 Preferred Stock. All rights, ownership and economic benefits of and relating to the shares of Series A-1 Preferred Stock shall remain vested in and belong to ANPP. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including the Company, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DISCOVERY, INC.

By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: Chief Development, Distribution & Legal Officer

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP

By:	/s/ Steven A. Miron
Name: Steven A. Miron
Title: Chief Executive Officer

ADVANCE/NEWHOUSE PARTNERSHIP

By:	/s/ Steven A. Miron
Name: Steven A. Miron
Title: Chief Executive Officer

[Signature Page to Consent Agreement]

Exhibit A

Merger Agreement

Exhibit B

Written Consent of Holders of

Series A-1 Preferred Stock and Series C-1 Preferred Stock

May 17, 2021

WHEREAS, Advance/Newhouse Programming Partnership, a New York partnership (the “Stockholder”), being the holder of all of the outstanding shares of Series A-1 Convertible Participating Preferred Stock (“Series A-1 Preferred Stock”) of Discovery, Inc. (the “Company”), pursuant to Article VI, Section B of the Restated Certificate of Incorporation of the Company (the “Charter”), the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock (the “Certificate of Designation”) and the Delaware General Corporation Law (the “DGCL”) hereby consents to the adoption of the following actions in accordance with Section 228 of the DGCL, without the necessity of a meeting of the stockholders and directs the Secretary of the Company to file this written consent (the “Written Consent”) with the records of the meetings of the Company’s stockholders;

WHEREAS, Section 6(c) of the Certificate of Designation provides that neither the Company nor any of its Subsidiaries (as defined in the Charter) may take any action constituting a Special A-1 Class Vote Matter (as defined in the Charter) without having obtained the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series A-1 Preferred Stock;

WHEREAS, it is proposed that the Corporation enter into an Agreement and Plan of Merger in the form attached as Annex A (as it may be amended, supplemented, modified or waived from time to time, the “Merger Agreement”), by and among the Company, AT&T Inc. (“AT&T”), a Delaware corporation, Magallanes, Inc., a Delaware corporation and a subsidiary of AT&T and Drake Subsidiary, Inc., a Delaware corporation and a subsidiary of the Company;

WHEREAS, in connection with the Merger Agreement, among other things, it is contemplated that the Company will amend and restate its Charter, pursuant to which, among other things, (i) each issued and outstanding share of the Company’s Series B Common Stock, par value $0.01 per share (“Series B Common Stock”), will be reclassified and converted into such number of shares of Series A Common Stock, par value $0.01 per share, of the Company (“Series A Common Stock”) into which such share could have been converted as provided in the Charter, (ii) each issued and outstanding share of Series C-1 Convertible Participating Preferred Stock will be reclassified and converted into such number of shares of Series C Common Stock, par value $0.01 per share (“Series C Common Stock”) into which such share could have been converted as provided in the Company’s Certificate of Designation of Series C-1

Convertible Participating Preferred Stock, (iii) each issued and outstanding share of Series C Common Stock (including those issued and outstanding as a result of the reclassifications and conversions described in the foregoing clause (ii)) will be reclassified and converted into one share of Series A Common Stock and (iv) each issued and outstanding share of Series A-1 Preferred Stock will be converted into 13.11346315 shares of Series A Common Stock (the reclassifications or conversions described in the foregoing clauses (i) through (iv), the “Reclassification”);

WHEREAS, the Stockholder, the Company and Advance/Newhouse Partnership, a New York partnership, are entering into a Consent Agreement, dated as of May 17, 2021 (the “Consent Agreement”); and

WHEREAS, capitalized terms used but not defined in this Written Consent shall have the meanings given to them in the Merger Agreement unless otherwise specified.

NOW, THEREFORE, BE IT:

RESOLVED, that, effective immediately, the Stockholder, on behalf of itself and any of its affiliates and related entities who own any of the Series A-1 Preferred Stock, hereby irrevocably and unconditionally consents to, approves and adopts in all respects the Merger Agreement and any actions required thereby, including without limitation the Merger, the RMT Partner Share Issuance, and the Reclassification, in accordance with and for purposes of any affirmative vote or written consent required pursuant to the Certificate of Designation, the DGCL or the Charter for any Special A-1 Class Vote Matter (as defined in the Certificate of Designation).

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of this 17th day of May, 2021.

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP

By:
Name:
Title: